EXHIBIT 99.1

HomeStreet Announces Departure of David Hooston

SEATTLE – March 14, 2012 – HomeStreet, Inc. (NASDAQ:HMST) today announced the departure of Executive Vice President and Chief Financial Officer David E. Hooston, effective March 31, 2012. Mr. Hooston joined HomeStreet in August 2009 to assist in turning around the company, which in February 2012 was recapitalized through an initial public offering.

“David has been an important part of HomeStreet’s turnaround team and capital raise,” said CEO and President Mark K. Mason. “He came to this company with the knowledge and prior experience necessary to turn around and grow an institution, having accomplished these things previously at ValiCorp Holdings and Placer Sierra Bancshares. With his help, the company experienced three consecutive quarters of profitability before completing our IPO in February 2012. We are grateful for his contributions and his dedication to the company’s success.”

We have begun the search process for a new Chief Financial Officer,” continued Mr. Mason. We are pleased that David will assist with the transition of the new CFO.”

“It has been a privilege to work with Mark and the rest of the executive team throughout the turnaround and recapitalization process,” said David Hooston. “I am confident that HomeStreet will continue its record of success under Mark’s leadership.”

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About HomeStreet, Inc.

HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. http://ir.homestreet.com.

This press release includes forward-looking statements concerning HomeStreet, Inc. and the Bank and their likelihood of success. Such statements are based on beliefs, assumptions, estimates and expectations of our future performance and involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the company. A number of factors could cause actual results to materially differ from those expressed in or implied by such forward-looking statements, including fluctuations in revenue or costs, the extent of our success in resolution of troubled assets, changes in competition faced by the Bank, changes in the banking industry, regulatory changes, changes in the securities markets, general economic conditions and other maters that affect the Company’s results of operations.

Source: HomeStreet, Inc.

Contact:

HomeStreet, Inc.

Terri Silver, AVP, Investor Relations/Corporate Communications

206-389-6303

terri.silver@homestreet.com